EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Form 8-K/A of Summit Financial Group, Inc. of our report dated March 22, 2017 relating to our audits of the consolidated financial statements of First Century Bankshares, Inc. and Subsidiary as of December 31, 2016 and 2015 and for each of the years then ended, which appears in such Form.

We also consent to the incorporation by reference to our report in the Registration Statements of Summit Financial Group, Inc. on Forms S-8 (File No. 333-170145; File No. 333-198941; File No. 333-198939; and File No. 333-99291) and on Form S-3 (File No. 333-199598).

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, WV

June 9, 2017